Exhibit 99.2

BeiGene Presents Updated Safety and Efficacy Findings on BRUKINSA (zanubrutinib) in BTK Inhibitor-Intolerant Patients with Relapsed or Refractory B-Cell Malignancies

Follow-up results from Phase 2 trial suggested intolerable adverse events leading to discontinuation of previous BTK inhibitor therapy were unlikely to recur with BRUKINSA

Treatment with BRUKINSA showed continued disease control for 93.8% of trial participants, while response improved for 64.1%

CAMBRIDGE, Mass. and BEIJING—December 11, 2021—BeiGene (NASDAQ: BGNE; HKEX: 06160), a global, science-driven biotechnology company focused on developing innovative and affordable medicines, today presented additional safety and efficacy results from an ongoing Phase 2 trial evaluating BRUKINSA® (zanubrutinib) in patients with previously treated B-cell malignancies who were intolerant to ibrutinib and/or acalabrutinib. These data were reported in a mini-oral presentation today at the 63rd American Society for Hematology (ASH) Annual Meeting.

“We are highly encouraged by these results, providing further evidence of BRUKINSA’s potential to benefit patients with a variety of advanced B-cell malignancies who experience intolerable adverse events on other BTK inhibitors,” said Jane Huang, M.D., Chief Medical Officer, Hematology at BeiGene. “BRUKINSA was purposefully designed by BeiGene scientists to deliver sustained inhibition of the BTK protein and address certain tolerability concerns by optimizing kinase selectivity to reduce off-target effects. The updated results from this trial in patients who discontinued treatment with other BTK inhibitors due to adverse events complements previously reported findings from our two Phase 3 head-to-head trials comparing BRUKINSA to ibrutinib, where BRUKINSA demonstrated certain safety advantages over ibrutinib.”

For more information on BeiGene’s clinical program and company updates, please visit BeiGene’s virtual booth at this year’s ASH Annual Meeting at http://www.beigenevirtualexperience.com.

Phase 2 Trial of BRUKINSA in BTK Inhibitor-Intolerant Patients with R/R B-cell Malignancies

Mini Oral Presentation; Abstract #1410

This single-arm, open-label, multicenter Phase 2 trial in the U.S. (NCT04116437) evaluated the safety and efficacy of BRUKINSA in patients with previously treated B-cell malignancies who were intolerant to prior BTK inhibitor therapy, with preliminary results presented at the 62nd ASH Annual Meeting in December 2020. The primary endpoint of safety was assessed by the recurrence and the change in severity of adverse events (AEs) compared to patients’ intolerance AE profile to ibrutinib and/or acalabrutinib. Secondary endpoints included investigator-assessed disease control rate (DCR), overall response rate (ORR), investigator-assessed progression-free survival (PFS) and patient-reported outcomes.

A total of 67 patients were enrolled in the trial, with 57 patients intolerant to ibrutinib (Cohort 1) and 10 patients intolerant to acalabrutinib and/or ibrutinib (Cohort 2), including 43 patients with chronic lymphocytic leukemia (CLL; 38 in Cohort 1 and five in Cohort 2), 11 patients with Waldenström’s Macroglobulinemia (WM; nine in Cohort 1 and two in Cohort 2), seven patients with small lymphocytic lymphoma (SLL; six in Cohort 1 and one in Cohort 2), three patients with mantle cell lymphoma (MCL; two in Cohort 1 and one in Cohort 2), and three patients with marginal zone lymphoma (MZL; two in Cohort 1 and one in Cohort 2). Patients were considered intolerant if they developed significant or persistent toxicities while on ibrutinib and/or acalabrutinib despite optimal care.

“Tolerability of BTK inhibitors continues to be a significant challenge for patients and their physicians, as treatment disruption or discontinuation may impact clinical outcomes. These data demonstrated that treatment with BRUKINSA was well-tolerated and unlikely to lead to recurrence of intolerant AEs experienced with prior BTK inhibitor therapy,” commented Mazyar Shadman, M.D., MPH, Associate Professor of Clinical Research Division at Fred Hutchinson Cancer Research Center and Assistant Professor of Oncology at University of Washington, and a principal investigator of the trial. “Additionally, BRUKINSA was effective in at least maintaining or improving treatment responses from baseline, suggesting BRUKINSA may be a treatment option for patients intolerant to other BTK inhibitor therapy across hematologic malignancies.”

At the data cutoff on September 8, 2021, with a median BRUKINSA exposure of 11.1 months (11.6 months in Cohort 1 and 9.8 months in Cohort 2), more than a majority of the ibrutinib and acalabrutinib intolerance events did not recur with BRUKINSA treatment and none of the intolerance events recurred at a higher severity. Safety results included:

•34 out of 57 patients (59.6%) who took ibrutinib and seven out of 10 patients (70.0%) who took acalabrutinib did not have recurrence of any intolerance event with BRUKINSA treatment;

•Of the 115 ibrutinib intolerance events, 81 (70.4%) did not recur on BRUKINSA; of the 34 recurrent events, 26 (76.5%) recurred at a lower severity, and eight (23.5%) recurred at the same severity;

•Of the 18 acalabrutinib intolerance events, 15 (83.3%) did not recur on BRUKINSA; of the three recurrent events, one (33.3%) recurred at a lower severity, and two (66.6%) recurred at the same severity;

•Of the 38 Grade 3 ibrutinib intolerance events, 25 (65.8%) did not recur on BRUKINSA, 12 (31.6%) recurred at a lower severity, and one (2.6%) recurred at the same severity;

•Of the four Grade 3 acalabrutinib intolerance events, three (75.0%) did not recur on BRUKINSA and one (25.0%) recurred at a lower severity;

•All four Grade 4 intolerance events (neutropenia [n=2], ALT increase [n=1], AST increase [n=1]) did not recur on BRUKINSA; and

•One patient (1.5%) discontinued BRUKINSA due to recurrence of a prior intolerant event (myalgia; acalabrutinib).

In 67 patients across both cohorts, BRUKINSA was tolerable with additional safety results including:

•AEs leading to BRUKINSA treatment discontinuation occurred in five patients (7.5%), including four in Cohort 1 and one in Cohort 2);

•64 patients (95.5%) experienced at least one AE of any grade with BRUKINSA treatment, including 54 in Cohort 1 and 10 in Cohort 2, with the most common (≥10%) being confusion or bruising (22.4%), fatigue (20.9%), myalgia (14.9%), arthralgia (13.4%), diarrhea (13.4%), hypertension (11.9%), dizziness (10.4%), and nausea (10.4%);

•20 patients (29.9%) experienced at least one Grade ≥3 AE with BRUKINSA treatment, including 17 in Cohort 1 and three in Cohort 2, with the most common (in more than one patient) being neutropenia (7.5%) and decreased neutrophil count (4.5%);

•Eight patients (11.9%) experienced at least one serious AE with BRUKINSA treatment, including six in Cohort 1 and two in Cohort 2; and

•AEs leading to dose interruption, reduction, and death with BRUKINSA treatment occurred in 20 patients (29.9%; 16 in Cohort 1 and four in Cohort 2), six patients (9.0%; five in Cohort 1 and one in Cohort 2), and one patient (1.5%; Cohort 1), respectively.

Efficacy results were assessed by investigators in patients who were on treatment for more than 90 days across both cohorts. BRUKINSA was effective in at least maintaining response in 60 patients (93.8% in all patients, with 94.7% in Cohort 1 and 85.7% in Cohort 2) or improving response from baseline in 41 patients (64.1% in all patients, with 63.2% in Cohort 1 and 71.4% in Cohort 2); the median time to first response was 2.96 months in all patients, with 2.92 months in Cohort 1 and 3.02 months in Cohort 2.

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA has received 12 approvals covering 40 countries and regions:

•For the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (United States, November 2019)*;

•For the treatment of MCL in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of relapsed or refractory MCL (United Arab Emirates, February 2021);

•For the treatment of Waldenström’s macroglobulinemia (WM) in adult patients (Canada, March 2021);

•For the treatment of adult patients with WM who have received at least one prior therapy (China, June 2021)**;

•For the treatment of MCL in adult patients who have received at least one prior therapy (Canada, July 2021);

•For the treatment of MCL in adult patients who have received at least one prior therapy (Chile, July 2021);

•For the treatment of adult patients with MCL who have received at least one previous therapy (Brazil, August 2021);

•For the treatment of adult patients with WM (United States, August 2021);

•For the treatment of adult patients with marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen (United States, September 2021)*;

•For the treatment of adult patients with MCL who have received at least one previous therapy (Singapore, October 2021);

•For the treatment of MCL in patients who have received at least one prior therapy (Israel, October 2021);

•For the treatment of adult patients with WM who have received at least one prior therapy, or in first line treatment for patients unsuitable for chemo-immunotherapy (Australia, October 2021);

•For the treatment of adult patients with MCL who have received at least one prior therapy (Australia, October 2021);

•For the treatment of adult patients with MCL who have received at least one previous therapy (Russia, October 2021);

•For the treatment of adult patients with MCL who have received at least one previous therapy (Saudi Arabia, November 2021); and

•For the treatment of adult patients with WM who have received at least one prior therapy or first-line treatment of patients unsuitable for chemo-immunotherapy (European Union plus Iceland and Norway, November 2021).

To date, more than 20 marketing authorization applications have been submitted for BRUKINSA for various indications.

* This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

** This indication was approved under conditional approval. Complete approval for this indication may be contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher hemorrhage including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 3.4% of patients treated with BRUKINSA monotherapy. Hemorrhage events of any grade occurred in 35% of patients treated with BRUKINSA monotherapy.

Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 27% of patients, most commonly pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.

Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (26%), thrombocytopenia (11%) and anemia (8%) based on laboratory measurements, developed in patients treated with BRUKINSA monotherapy. Grade 4 neutropenia occurred in 13% of patients, and Grade 4 thrombocytopenia occurred in 3.6% of patients.

Monitor complete blood counts regularly during treatment and interrupt treatment, reduce the dose, or discontinue treatment as warranted. Treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 14% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was non-melanoma skin cancer, reported in 8% of patients. Other second primary malignancies included malignant solid tumors (4.0%), melanoma (1.7%) and hematologic malignancies (1.2%). Advise patients to use sun protection and monitor patients for the development of second primary malignancies.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter were reported in 3.2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 1.1% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for 1 week after the last dose. Advise men to avoid fathering a child during treatment and for 1 week after the last dose.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse reactions

The most common adverse reactions, including laboratory abnormalities, in ≥ 30% of patients who received BRUKINSA (N = 847) included decreased neutrophil count (54%), upper respiratory tract infection (47%), decreased platelet count (41%), hemorrhage (35%), decreased lymphocyte count (31%), rash (31%) and musculoskeletal pain (30%).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For coadministration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid coadministration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,750 colleagues dedicated to advancing more than 90 ongoing or planned clinical trials that have involved more than 14,000 patients and healthy volunteers. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the United States, China, the EU, Canada, Australia and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,700 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding updated results from the ongoing Phase 2 trial evaluating BRUKINSA (zanubrutinib) in patients with previously treated B-cell malignancies who were intolerant to ibrutinib and/or acalabrutinib, the potential clinical benefits and advantages of BRUKINSA, BeiGene's plans for the advancement, and anticipated clinical development, regulatory milestones and commercialization of BRUKINSA, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Corporate Contacts

Investor Contact	Media Contact
Gabrielle Zhou	Vivian Ni
+86 10-5895-8058	+1 857-302-7596
ir@beigene.com	media@beigene.com